SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B)
                          AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(b)

                               (Amendment No. )(1)

                               Ryder System, Inc.
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                                (Name of Issuer)

                          Common Stock, $.50 Par Value
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                         (Title of Class of Securities)

                                    783549108
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                                 (CUSIP Number)

                                December 31, 2000
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             (Date of Event Which Requires Filing of this Statement)

                                 ---------------

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |X| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

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      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 783549108               SCHEDULE 13G                 Page 2 of 5 Pages
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1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      David J. Greene and Company, LLC
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
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                  5     SOLE VOTING POWER

                        172,900
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           1,562,010
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              172,900
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,875,367
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,048,267
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.11%
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12    TYPE OF REPORTING PERSON*

      Broker-dealer/Investment Adviser/Other (BD/IA/OO)
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

David J. Greene and Company, LLC

      The filing of this statement shall not be construed as an admission that David J. Greene and Company, LLC is the beneficial owner of the securities covered by such statement.
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Item 1(a).  Name of Issuer:

Ryder System, Inc.
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Item 1(b).  Address of Issuer's Principal Executive Offices:

3600 N.W. 82nd Avenue, Miami, Florida 33166
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Item 2(a).  Name of Person Filing:

David J. Greene and Company, LLC
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Item 2(b).  Address of Principal Business Office, or, if None, Residence:

599 Lexington Avenue, New York, NY   10022
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Item 2(c).  Citizenship:

New York
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Item 2(d).  Title of Class of Securities:

Common Stock, $.50 Par Value
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Item 2(e).  CUSIP NUMBER:

783549108
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Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person Filing is a:

(a)  |X|    Broker or dealer registered under Section 15 of the Act.

(b)  |_|    Bank as defined in Section 3(a)(6) of the Act.

(c)  |_|    Insurance Company as defined in Section 3(a)(19) of the Act.

(d)  |_|    Investment Company registered under Section 8 of the Investment
            Company Act.

(e)  |X|    Investment Adviser registered under Section 203 of the Investment
            Advisers Act of 1940.

(f)  |_|    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or
            Endowment Fund; see 13d-1(b)(1)(ii)(F).

(g)  |_|    Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see
            Item 7.

(h)  |_|    Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

David J. Greene and Company, LLC

Item 4. Ownership.

            If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a)   Amount beneficially owned:

      3,048,267
      --------------------------------------------------------------------------

(b)   Percent of class:

      5.11%
      --------------------------------------------------------------------------

(c)   Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote 172,900

      (ii)  Shared power to vote or to direct the vote 1,562,010

      (iii) Sole power to dispose or to direct the disposition of 172,900

      (iv)  Shared power to dispose or to direct the disposition of 2,875,367

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the Beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Reported on by the Parent Holding Company.

      Not applicable.

Item 8. Identification and Classification of members of the Group.

      Not applicable.

Item 9. Notice of Dissolution of Group.

      Not applicable.

David J. Greene and Company, LLC

Item 10. Certification.

      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true and correct.

                                                  February 14, 2001
                                    --------------------------------------------
                                                        (Date)

                                                /s/ E. Stephen Walsh
                                    --------------------------------------------
                                                     (Signature)

                                                   E. Stephen Walsh
                                                 Principal and Chief
                                                Administrative Officer
                                    --------------------------------------------
                                                     (Name/Title)